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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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TRC Companies, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF SHAREHOLDERS' MEETING TO BE HELD FEBRUARY 21, 2008

To Our Shareholders:

        A Meeting of Shareholders of TRC Companies, Inc. will be held Thursday, February 21, 2008 at 2:00 p.m., at the Company's offices at 21 Griffin Road North, Windsor, Connecticut 06095, to consider and take action on the following items:

  1.
  The election of eight directors for the ensuing year;

  2.
  The ratification of the appointment of Deloitte & Touche LLP as independent auditors to audit the Company's financial statements for the fiscal year ending June 30, 2008; and

  3.
  Such other business as may properly come before the meeting or any adjournments thereof.

        Shareholders of record at the close of business on January 14, 2008 will be entitled to vote at the meeting.

        Shareholders who do not expect to attend the meeting and wish their shares voted pursuant to the accompanying proxy are requested to sign and date the proxy and return it as soon as possible in the enclosed reply envelope.

By Order of the Board of Directors

Martin H. Dodd
Senior Vice President, General Counsel and Secretary

Dated at Windsor, Connecticut
January 22, 2008

TRC Companies, Inc.
21 Griffin Road North    Windsor, Connecticut 06095
Telephone 860-298-9692    Fax 860-298-6399

PROXY STATEMENT

GENERAL INFORMATION

        This Proxy Statement is furnished in connection with the solicitation of proxies by and on behalf of TRC Companies, Inc. (the "Company") from the holders of the Company's Common Stock for the Shareholders' Meeting to be held February 21, 2008, and any adjournments thereof. The giving of a proxy does not affect your right to vote should you attend the Meeting in person, and the proxy may be revoked at any time before it is voted by voting in person at the Meeting or by giving the Secretary of the Company a signed instrument revoking the proxy or a signed proxy of a later date. Each properly executed proxy not revoked will be voted in accordance with instructions therein. If no instructions are specified in the proxy, it is the intention of the persons named in the accompanying proxy to vote FOR the election of the nominees named therein as directors of the Company and FOR the matter described in item 2 in the Notice of Meeting.

        With respect to all matters expected to be presented for a vote of shareholders, the presence, in person or by duly executed proxies, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Meeting is necessary to constitute a quorum in order to transact business. The election of directors requires a plurality of the votes of the shares present in person or represented by proxy at the Meeting and entitled to vote thereon. In addition, under Delaware law the ratification of the appointment of the independent auditors requires the affirmative vote of the majority of the shares present in person or represented by proxy at the Meeting and entitled to vote thereon.

        Abstentions will be counted as present in determining whether a quorum exists, but will have the same effect as a vote against a proposal (other than with respect to the election of directors). Shares held by nominees that are present but not voted on a proposal because the nominees did not have discretionary voting power and were not instructed by the beneficial owner ("broker non-votes") will be counted as present in determining whether a quorum exists, and will be disregarded in determining whether a proposal has been approved.

        The Company's Annual Report on Form 10-K, including financial statements, for the year ended June 30, 2007, is being mailed to shareholders along with the Notice of Meeting and Proxy Statement. The financial statements and the discussion and analysis by management of the Company's results of operations and financial condition contained in the Annual Report of the Company for the year ended June 30, 2007 are incorporated herein by reference.

        The record date for determining those shareholders entitled to vote at the Annual Meeting was January 14, 2008. On that date, the Company had 18,765,859 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote.

        The mailing address of the Company's principal executive office is 21 Griffin Road North, Windsor, CT 06095-1563, and the approximate date on which this Proxy Statement and the form of proxy are first being sent to shareholders is January 24, 2008.

PRINCIPAL SHAREHOLDERS

        The table below sets forth information as of December 14, 2007 with respect to all persons known to the Company to be the beneficial owner of more than 5% of the Company's Common Stock.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Common Stock
Peter R. Kellogg(1) 48 Wall Street, c/o IAT Reinsurance Co. Ltd. New York, NY 10005	3,279,295	17.48
The Clark Estates(2) One Rockefeller Plaza, 31st Floor New York, NY 10020	1,988,031	10.6
Royce & Associates, LLC(3) 1414 Avenue of the Americas New York, NY 10019	1,628,500	8.68
Fletcher Asset Management, Inc.(4) c/o A.S.&K Services Ltd. 41 Cedar Avenue Hamilton HM EX Bermuda	1,314,483	7.01
Tocqueville Asset Management L.P.(5) 40 West 57th Street New York, NY 10019	1,205,872	6.43
Dimensional Fund Advisors, Inc.(6) 1299 Ocean Avenue Santa Monica, CA 90401	1,175,742	6.27
Jeffrey L. Gendell(7) 55 Railroad Avenue Greenwich, CT 06830	1,124,797	6.0

(1)
Based on information set forth on a Form 4 Statement of Changes in Beneficial Ownership filed with the Securities and Exchange Commission ("SEC") on March 19, 2007. Of these shares, 1,729,800 are held by IAT Reinsurance Co., Ltd. (of which Mr. Kellogg is the sole holder of voting stock).

(2)
Based solely on information set forth on a Form 13F filed with the SEC on November 7, 2007.

(3)
Based solely on information set forth on a Form 13F filed with the SEC on November 6, 2007.

(4)
Based on information set forth on Form 13F filed with the SEC on February 14, 2007 by its affiliate Fletcher Asset Management, Inc.

(5)
Based solely on information set forth on a Form 13F filed with the SEC on November 14, 2007.

(6)
Based solely on information set forth on a Form 13F filed with the SEC on October 25, 2007.

(7)
Based solely on information set forth on a Form 13F filed with the SEC on November 13, 2007.

PROPOSAL 1

ELECTION OF DIRECTORS

        Your vote is requested in favor of the eight individuals named in the following table, each to serve for a one-year term and until his successor is duly elected and qualified. The Board, pursuant to the recommendations of the Company's Nominating and Corporate Governance Committee, has selected the eight persons named below as nominees to the Board. All of the nominees were elected directors at the 2007 Shareholders Meeting, except for Mr. Casey who was appointed to the Board in June 2007, and Mr. Harvey who was appointed to the Board in July 2007. Messrs. Edward G. Jepsen and John M. F. MacDonald are retiring from the Board effective as of the Shareholders Meeting and are not standing for re-election. Mr. Jepsen joined the Board in 1989 and served for many years as chair of the Audit Committee. Mr. MacDonald has served on the Board since 2001 and was a member of the Audit, Compensation, and Nominating and Corporate Governance Committee. The Company thanks Ed and Jack for their years of steadfast service and wise counsel.

        Should any of such nominees become unable to serve as a director prior to election, the persons named in the proxy will vote for the election of a substitute nominee, if any, designated by the Board of Directors. All nominees have consented to serve as directors.

Name, Principal Occupation During Past Five Years and Other Corporate Directorships	Age	Served as Director Since
Christopher P. Vincze Chairman of the Board, President and Chief Executive Officer of the Company, formerly Managing Director of Marsh Inc. and former President and Chief Operating Officer of ATC Group Services, Inc.	45	2005
Sherwood L. Boehlert(2) Former United States Congressman from the State of New York	71	2007
Friedrich K. M. Bohm(2) Former Chairman of the architectural firm of NBBJ and Director of M/I Homes, Inc.	65	2004
F. Thomas Casey(2) Former Partner with Ernst & Young	66	2007
Stephen M. Duff(1,2) Chief Investment Officer of Clark Estates Inc.	44	2006
Robert W. Harvey(2) Former Vice Chairman and Executive Vice President at Reliant Energy, Inc.	52	2007
Edward G. Jepsen(2,3) Director and former Executive Vice President and Chief Financial Officer of Amphenol Corporation; also a Director of Gerber Scientific, Inc. and ITC Holdings Corp.	64	1989
Edward W. Large, Esq.(2) Formerly Executive Vice President and Director of United Technologies Corporation	77	1990
John M. F. MacDonald(2,3) Formerly Member of the Executive Committee and Director of Parker/Hunter Incorporated	80	2001
J. Jeffrey McNealey, Esq.(2) Partner in the law firm of Porter, Wright, Morris & Arthur	63	1985

(1)
Mr. Duff was elected to the Board pursuant to the provisions of a Stock Purchase Agreement dated March 6, 2006 which provides that so long as Federal Partners, LP holds at least five percent of the outstanding capital stock of the Company, the Company will take steps reasonably necessary to ensure Mr. Duff's election to the Board.

(2)
The Board has determined that each of these directors is "independent" as defined under Section 303A.02 of the New York Stock Exchange Listed Company Manual (the "Manual"), and the Board has determined that no material relationships exist between any independent director and the Company.

(3)
Not standing for re-election at the 2007 Shareholders Meeting.

        At the Shareholders' Meeting held on May 10, 2007, approximately 94.1% of the total number of shares entitled to vote at that Meeting for the election of directors were represented in person or by proxy. More than 86.9% of the shares voting at that Meeting were cast in favor of each of the foregoing directors other than Messrs. Casey and Harvey who were not standing for election at that time.

        The affirmative vote of a plurality of the votes cast at the Meeting is required to elect each nominee.

        The Board of Directors unanimously recommends a vote "FOR" the election of the above nominees as directors of the Company.

BOARD MEETINGS AND COMMITTEES

        The standing committees of the Board are the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. We also have a Strategic Development Committee. In addition to regular Board meetings, the independent directors of the Company meet periodically as a group. Mr. McNealey serves as Lead Director and presides over these independent meetings.

        The Audit Committee of the Board of Directors is currently composed of Messrs. Jepsen (Chairman), Casey, Large, MacDonald and McNealey. Upon Mr. Jepsen's retirement from the Board, Mr. Casey will be chairman of the Audit Committee. The Audit Committee discusses with the Company's independent auditors the audit plan, the Company's consolidated financial statements and matters described in Statement on Auditing Standards No. 61, Communications with Audit Committees. The Audit Committee reports to the Board of Directors. It also recommends to the Board the selection and compensation of the independent auditors for the Company. The Board has determined that each member of the Audit Committee is "independent" as defined in Section 303A.02 of the Manual. The Board of Directors has also determined that Messrs. Jepsen and Casey are "audit committee financial experts" as that term is used in Item 401(h) of Regulation S-K. The Audit Committee is governed by a Charter which has been adopted by the Board of Directors and is available in hard copy from the Company or on the Company's website at www.trcsolutions.com.

        The Compensation Committee of the Board of Directors is currently composed of Messrs. Large (Chairman), Bohm, Duff, MacDonald and McNealey. The Board has determined that each member of the Compensation Committee is independent as defined in Section 303A.02 of the Manual. The Committee approves the general salary scale, annual bonus and long-term incentive awards for executive management of the Company and specifically establishes the compensation package for the chief executive officer. The Committee's actions are discussed more fully in the Compensation Discussion and Analysis included in this Proxy Statement. The Compensation Committee is governed by a Charter which has been adopted by the Board of Directors and is available in hard copy from the Company or on the Company's website at www.trcsolutions.com.

        The Nominating and Corporate Governance Committee of the Board of Directors is currently composed of Messrs. McNealey (Chairman), Bohm, Harvey, MacDonald and Large. The Committee reviews the organization, structure, size and composition of the Board and recommends to the Board corporate governance principles applicable to the Company and nominees to serve as directors. The Nominating and Corporate Governance Committee is governed by a Charter which has been adopted by the Board of Directors and is available in hard copy from the Company or on the Company's website at www.trcsolutions.com. The Board has determined that each member of the Nominating and Corporate Governance Committee is "independent" as defined in Section 303A.02 of the Manual. The Committee has developed, and the Board of Directors has approved, Corporate Governance Guidelines which assist the Committee in evaluating qualified candidates for the Board of Directors among individuals recommended to or identified by it. The guidelines and the Charter are available in hard copy from the Company or on the Company's website at www.trcsolutions.com.

        The Strategic Development Committee of the Board of Directors is currently composed of Messrs. Boehlert (Chairman), Bohm, Harvey and Vincze. In addition, Mr. Salmon, the Company's President and two other rotating Company executives participate as non-Director members of the Committee. The Committee provides review, insight and guidance into longer-term strategic initiatives of the Company and the larger societal, commercial and governmental trends and issues which influence our markets.

        Directors are expected to possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the shareholders. We endeavor to have a Board representing a diverse experience at policy-making levels and in areas that are relevant to the Company's activities in general. Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively and committed to serve on the Board for an extended period of time. Directors shall not hold any directorships that could interfere with their ability to perform the duties of Directors of the Company. In accordance with the Corporate Governance Guidelines, the Chair of the Nominating and Corporate Governance Committee serves as Lead Director and presides at all meetings of independent directors, or, in such person's absence, an independent director designated by those directors present shall preside. Accordingly, Mr. McNealey presides at executive sessions of non-management directors without management present. Interested parties can communicate with the lead director by contacting the Company's Corporate Secretary. Shareholders who wish to suggest nominees for election to the Board should contact the Secretary of the Company at 21 Griffin Road North, Windsor, Connecticut 06095, stating in detail the qualifications of such person for consideration by the Nominating and Corporate Governance Committee.

        The Company has adopted a Corporate Code of Business Conduct and Ethics applicable to all employees including its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions (the "Code of Ethics"). It also has adopted a code of ethics for the Chief Executive Officer and Senior Financial Officials. Copies of the Codes of Ethics are available in hard copy and on the Company's website at www.trcsolutions.com.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

        The following table sets forth as of December 14, 2007, the total number of shares of the Company's Common Stock beneficially owned by each director and named executive officer of the Company and all directors and executive officers as a group, based upon information furnished by each director and executive officer.

	Amount and Nature of Beneficial Ownership(1)
Name of Individual or Group	Number of Shares	Percent of Class(2)
Christopher P. Vincze(3)	76,833
Sherwood L. Boehlert(4)	—	*
Friedrich K. M. Bohm(5)	26,899	*
F. Thomas Casey(6)	—	*
Stephen M. Duff(7)	8,471	*
Robert W. Harvey(8)	—	*
Edward G. Jepsen(9)	409,923	2.14
Edward W. Large(10)	166,924	*
John M. F. MacDonald(11)	84,586	*
J. Jeffrey McNealey(12)	151,049	*
Martin H. Dodd(13)	40,953	*
Glenn E. Harkness(14)	114,510	*
Carl d. Paschetag, Jr.(15)	19,999	*
Michael C. Salmon(16)	163,850	*
Timothy D. Belton(17)	—	*
John H. Claussen(18)	82,550	*
All directors and executive officers as a group (16 individuals)	1,346,547	6.7

*
Less than 1%

(1)
The number of shares beneficially owned by each director, executive officer and stockholder is determined under rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after December 14, 2007 through the exercise of any stock option or other right. The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares.

(2)
Based on 18,760,388 shares outstanding as of December 14, 2007.

(3)
Includes 70,166 shares that may be acquired through the exercise of options on or before February 12, 2008.

(4)
Mr. Boehlert joined the Company in January of 2007. He currently holds options to purchase 7,500 shares of the Company's common stock which will vest in their entirety on February 21, 2008.

(5)
Includes 18,000 shares that may be acquired through the exercise of options on or before February12, 2008 as well as 8,899 shares held pursuant to the Director's Deferred Compensation Plan.

(6)
Mr. Casey joined the Company in June 2007. He currently holds options to purchase 3,500 shares of the Company's common stock which will vest in their entirety on February 21, 2008.

(7)
Includes 4,000 shares that may be acquired through the exercise of options on or before February 12, 2008 as well as 4,071 shares held pursuant to the Director's Deferred Compensation Plan.

(8)
Mr. Harvey joined the Company in July 2007. He currently holds options to purchase 3,500 shares of the Company's common stock which will vest in their entirety on February 21, 2008.

(9)
Includes 114,000 shares that may be acquired through the exercise of options on or before February 12, 2008 as well as 13,773 shares held pursuant to the Director's Deferred Compensation Plan.

(10)
Includes 63,000 shares that may be acquired through the exercise of options on or before February12, 2008 as well as 4,874 shares held pursuant to the Director's Deferred Compensation Plan.

(11)
Includes 41,125 shares that may be acquired through the exercise of options on or before February 12, 2008 as well as 13,461 shares held pursuant to the Director's Deferred Compensation Plan.

(12)
Includes 89,333 shares that may be acquired through the exercise of options on or before February 12, 2008 as well as 13,356 shares held pursuant to the Director's Deferred Compensation Plan.

(13)
Includes 35,833 shares that may be acquired through the exercise of options on or before February 12, 2008.

(14)
Includes 106,583 shares that may be acquired through the exercise of options on or before February 12, 2008.

(15)
Includes 19,999 shares that may be acquired through the exercise of options on or before February 12, 2008.

(16)
Includes 146,750 shares that may be acquired through the exercise of options on or before February 12, 2008.

(17)
Mr. Belton left the Company in May of 2007. All unvested options lapsed as of August 2007.

(18)
Includes 82,550 shares that may be acquired through the exercise of options on or before February 12, 2008.

EXECUTIVE OFFICERS

Executive Officers

        The following table presents the name and age of each of the Company's executive officers during fiscal 2007, their present positions with the Company and date of appointment thereto, and other positions held during the past five years, including positions held with other companies and with subsidiaries of the Company:

Name and Age		Present Position and Date of Appointment	Other Positions Held During Last Five Years
Christopher P. Vincze	45	Chairman of the Board (November 2006), President and Chief Executive Officer (January 2006)	Senior Vice President and Chief Operating Officer (May 2005); Managing Director, Marsh Inc. (April 2003); President and Chief Operating Officer, ATC Group Services, Inc. (1998)
Martin H. Dodd	54	Senior Vice President, General Counsel and Secretary (February 1997)
Glenn E. Harkness	59	Senior Vice President (September 1997)
Carl d. Paschetag, Jr.	48	Senior Vice President and Chief Financial Officer (April 2006)	Senior Vice President (February 2006); Vice President and Controller, Clean Harbors, Inc. (June 1997)
Michael C. Salmon	52	President (May 2007)	Senior Vice President (June 2000)
Timothy D. Belton(1)	41	Senior Vice President and Chief Operating Officer (March 2006)	Director, Glass & Associates (May 2004); Managing Member, Braeburn Capital Partners (May 2001)
John H. Claussen(2)	59	Senior Vice President (August 1992)

(1)
Mr. Belton left the Company in May 2007.

(2)
Mr. Claussen retired from the Company as of March 30, 2007.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Overview

        This Compensation Discussion and Analysis ("CD&A") outlines TRC's executive compensation philosophy, objectives and process. It explains the decision-making process used by our Compensation Committee (the "Committee"), the reasoning behind our executive compensation programs and actions the Committee takes related to the compensation of the executives listed in the Summary Compensation Table on Page 18 (our "Named Executive Officers").

        Starting with the appointment of Christopher P. Vincze as CEO in January 2006, we have assembled a new senior management team. Many compensation-related activities have been focused on attracting, retaining and motivating executive talent. The objective of our executive compensation programs has been to reward performance that enhances shareholder value. The primary focus of management has been to address the following goals and objectives:

  •
  Build a senior management team

  •
  Emphasize integration

  •
  Focus on accountability

  •
  Improve working capital

  •
  Rationalize our cost structure

  •
  Improve internal controls

  •
  Emphasize organic growth

  •
  Motivate our employees

Compensation Philosophy

        Our executive compensation philosophy is based on the following principles:

  •
  Our compensation programs should fairly reward management for its contributions to attaining business objectives and maximizing shareholder value;

  •
  Pay should be competitive to allow us to attract and retain executive officers with skills critical to our long-term success; and

  •
  Pay should be based in significant part on performance to reward individual and team performance.

        In addition, the Committee considers the following factors when making individual compensation decisions:

  •
  Qualifications, experience and knowledge of the executive;

  •
  Performance of the executive;

  •
  The executive's current compensation level as compared to compensation levels of comparable executives in similar organizations; and

  •
  Financial performance of TRC.

        We compensate executives through a mix of base salary, annual incentives, long-term equity incentives, benefits and perquisites (i.e., "total compensation"). Currently, the Committee targets the combined value of these compensation components near the median of total compensation paid to executives in comparable organizations performing similar duties as the executive (i.e., "market median"). Recent changes in the executive management team, including the sourcing of these team members from both internal and external sources, have resulted in the current compensation for target performance to be above or below the market median for some executives. Over time, the Committee expects adjustments to the executives' compensation will take into account the relationship of their total compensation to the market median.

Compensation Administration

Role of the Committee

        The Committee is responsible for the review and approval of all aspects of our executive compensation program. The Committee is responsible for the following actions related to the Chief Executive Officer:

  •
  Review and approval of corporate incentive goals and objectives relevant to compensation;

  •
  Evaluation of individual performance results in light of these goals and objectives;

  •
  Evaluation of the competitiveness of the total compensation package; and

  •
  Approval of any changes to the total compensation package, including but not limited to salary, annual and long-term incentive award opportunities and payouts and retention programs.

        Further information regarding the Committee's responsibilities is set forth in the Committee's charter which is posted on our website at www.trcsolutions.com.

Role of the Chief Executive Officer

        Our CEO, Mr. Vincze, makes recommendations regarding the compensation of other executives. Within the framework of the compensation programs approved by the Committee, Mr. Vincze recommends salary adjustments, proposes incentive opportunities and performance measures used in the annual incentive plan and recommends equity grants for other executives. Mr. Vincze's recommendations are based upon an assessment of each executive's performance, performance of the executive's respective business or function, retention considerations, and market factors. The Committee reviews these recommendations before making their decision. Mr. Vincze does not participate directly in the Committee's deliberation of matters impacting his own compensation.

Compensation Consultants

        The Compensation Committee's charter grants the Committee the authority to retain experts in the field of executive compensation to assist the Committee in fulfilling its duties. For fiscal 2007 the Compensation Committee engaged Pearl Meyer & Partners to provide information and advice regarding competitive executive compensation levels and practices. Pearl Meyer & Partners provided the following consulting services to the Committee in fiscal year 2007:

  •
  Comparative assessment and related advice concerning executive compensation. The assessment was based on published survey data and information for a group of publicly held companies with comparable revenues and service offerings (i.e., "peer group");

  •
  Advice concerning the 2007 Equity Incentive Plan, including an analysis of overhang and dilution levels compared to the peer group; and

  •
  Comparative assessment and related advice concerning the Company's directors' compensation program.

        As part of its engagement, Pearl Meyers & Partners conducted various meetings with both the Committee and management to learn more about our business, the metrics used in assessing performance and the market from which we recruit executive talent.

Tax Considerations

        The Internal Revenue Code contains a provision that limits the tax deductibility of certain compensation paid to our Named Executive Officers. This provision disallows the deductibility of certain compensation in excess of $1,000,000 per year unless it is considered performance-based compensation under the tax code. The compensation paid or granted to our Named Executive Officers for fiscal year 2007 is expected to be fully tax deductible to the Company. While we do not foresee any future compensation becoming non-deductible under Section 162(m), the Committee reserves the right to forgo any or all of the tax deduction if they believe it to be in the best long-term interests of our stockholders.

Accounting Considerations

        We account for our equity incentive grants under SFAS 123R and use the Black-Scholes option pricing formula for determining the "fair value" of our stock options. The fair market value of a restricted share is the closing price of the Company's common stock on the day of grant.

        We consider the accounting cost of long-term incentive awards when making a determination of what type of equity to grant, if any. In fiscal year 2007, the Committee decided that stock options were an appropriate long-term incentive when both the value of the incentive to the executives and the accounting cost of options were considered. The Committee also reviewed the cost of incentive payments pursuant to the Executive Management Bonus Program and decided to provide a portion of any earned incentive in the form of restricted stock.

Total Compensation

        The total compensation for our executives is comprised of base salaries, annual incentives, long-term equity incentives, benefits and perquisites.

        Consistent with our philosophy of setting executive compensation for target performance at the market median, in 2007 the Committee reviewed the compensation of each executive by compensation component and in total. Our compensation consultants prepared a competitive assessment of base salary, annual incentives and equity award opportunities ("Compensation Review"). Information was collected from the following sources:

  •
  Public Companies—Data was collected from the SEC filings for public companies based on comparable revenues and service offerings. Fifteen companies were included in the peer group:

Companies Included In Peer Group
Clean Harbors, Inc.	InfraSource Services, Inc.	Synagro Technologies, Inc.
CRA International, Inc.	Layne Christensen Co.	Team, Inc.
Ecology and Environment, Inc.	Michael Baker Corp.	TetraTech, Inc.
Exponent, Inc.	Navigant Consulting, Inc.	Versar, Inc.
ENGlobal Corp.	Stantec, Inc.	VSE Corp.
  •
  Published Surveys—Several national compensation surveys were used. TRC's revenues and industry were factored into the selection or computation of compensation values.

Elements of Compensation

        Our executive compensation programs are intended to represent a reasonable balance between fixed compensation, which the executives earn for doing their jobs, and variable compensation which is at risk and may never be earned. We consider base salaries fixed compensation. Our annual Executive Management Bonus Program is considered variable compensation and, in fact, no compensation was earned in fiscal 2007 under that plan. Our long-term incentive awards contain elements of both guaranteed and variable compensation. We can grant restricted stock which vests over time and fluctuates in value based on our stock price, as well as stock options which, while vesting over time, only have value if our stock price increases.

        We target levels of compensation at the market median. The mix of compensation is intended to provide a median level of compensation at target performance. The Committee determines the balance between fixed and variable compensation for each executive based on the responsibilities of the position and its impact on Company performance. Executives with greater responsibilities generally have a larger percentage of their total compensation at risk.

        We consider the executive's performance when making base salary adjustments. Incentive opportunities are established at threshold, target and maximum performance levels based on market data, the executives' responsibilities and the executives' contributions to the Company. However, once we set these levels, actual incentive plan payouts do not influence the Committee's decision with respect to other elements of compensation, including salary adjustments, incentive opportunities in future years or equity grants.

Base Salaries

        Base salaries earned by our executives are designed to provide a reasonable level of compensation relative to each executive's duties and responsibilities. Pursuant to our compensation philosophy, we set our executives' salaries considering their skills, expertise, responsibilities and the salaries of comparable positions in similar organizations. The committee considers these factors as well as the pay relationship between the executives to ensure that pay is reasonable from both an internal and external perspective. Base salaries of our executives differ from one another due to these factors. For example, our CEO's responsibilities are greater than that of our other executives; therefore, his base salary is higher than theirs. The Committee reviews salaries annually for possible adjustment. In fiscal 2007, the Compensation Committee reviewed base salaries and approved the following adjustments for the Named Executive Officers effective September 1, 2006:

Name	Title	Approved Base Salary ($)	Percentage Increase (%)
Christopher P. Vincze	Chairman of the Board and Chief Executive Officers	400,005	0
Michael C. Salmon	President	309,403	4
Glenn E. Harkness	Senior Vice President	294,251	7
Carl d. Paschetag, Jr.	Senior Vice President and Chief Financial Officer	260,000	4
Martin H. Dodd	Senior Vice President, General Counsel and Secretary	244,400	4

        Mr. Vincze's salary was increased when he was promoted to CEO on January 1, 2006. The Committee did not adjust Mr. Vincze's salary in fiscal 2007.

Annual Incentive Plan

        In fiscal year 2007, the Committee adopted the Executive Management Bonus Program which was designed to reward the Named Executive Officers and certain other senior executives for achievement of Company and individual goals.

        The Committee established the use of earnings before interest, taxes and depreciation ("EBITDA") as the Company performance measure. Consistent with our focus on rewarding performance that enhances shareholder value, the Committee determined that EBITDA was the most appropriate measure for fiscal year 2007 since it provided a reasonable measure of the Company's profitability and cash flow. The Committee approved a target EBITDA level of $20.5 million for fiscal 2007. The Executive Management Bonus Program also provided a performance ramp which would adjust bonus payments in the event EBITDA performance fell below or exceeded the target. Accordingly, a participant would receive approximately 20% of their target opportunity if EBITDA was $16 million and up to 175% of their target opportunity if EBITDA was $25 million or greater. If the Company achieved EBITDA performance of $16 million or greater, participants would have received a payout based on Company performance and the executive's accomplishment of his or her individual objectives. Bonuses would be pro-rated on a straight-line basis between the threshold and maximum levels, and no bonus would be paid if annual EBITDA was below $16 million.

        Individual performance measures were consistent with our near-term goals and objectives. The Named Executive Officers were to have had 70% of their incentive opportunity based on achieving EBITDA objectives and 30% based on achieving individual objectives. Non-financial objectives used in determining individual performance measures included building the senior management team, systems integration and improving internal controls. Individual financial performance measures were based on improving working capital, improving our cost structure and organic revenue growth.

        The Committee set the target opportunity at market median target incentive levels based on the peer group and survey data. The opportunity at threshold was designed to reward management with a material reward but below the market median. The maximum incentive was designed to reward management for continued performance above target performance. The Committee assessed the marginal financial impact of performance above target levels when establishing the incentive opportunities between target and maximum.

        Incentive payments would have been paid in the form of cash and restricted stock. Between threshold and target, a participant's bonus opportunity would have been half cash and half restricted stock. For example, an executive who earned a target bonus of $100,000 would receive a payout in the form of $50,000 of cash and $50,000 of restricted stock. Above threshold, executives with the exception of Messrs. Vincze, Paschetag and Belton, would have received any annual incentive earned 25% in cash and 75% in restricted stock. Messrs. Vincze, Paschetag and Belton would have received 100% of their annual incentive earned above target in the form of restricted stock. Any restricted shares earned through the Executive Management Bonus Program would have vested equally over a three-year period starting on June 30, 2008.

        In fiscal year 2007, the EBITDA goals were not achieved and no payments were made to the Named Executive Officers and other executives covered by the Executive Management Bonus Program. The Company maintains a number of bonus programs that cover other employees which are based on various financial performance targets, notably net bookings as well as office performance, and bonuses were paid in fiscal 2007 to employees covered by those programs.

Bonus Payments

        In fiscal year 2007, the Committee assessed the performance of the Named Executive Officers for fiscal year 2006 performance and made discretionary bonus payments to Messrs. Salmon ($75,000), Paschetag ($25,000), Harkness ($25,000) and Dodd ($15,000) based on a subjective evaluation of the executives' performance during a period of substantial change and Company transition. These payments were made in fiscal year 2007.

        During fiscal year 2007, two executives received bonus payments which were guaranteed pursuant to their employment agreements. Mr. Belton received a bonus of $200,000, and Mr. Vincze received a bonus of $37,500. These guaranteed bonuses were negotiated with the executives at the time they joined the Company.

Long-Term Incentive Awards

        The purpose of long-term equity based incentive awards is to align our executives with the long-term interests of stockholders. The Committee uses equity-based incentives to balance the short-term nature of the annual incentive plan with awards which earn their value based on stock price appreciation. These awards are typically granted to the executives on an annual basis.

        The Company has two equity incentive plans—the Restated Stock Option Plan and the 2007 Equity Incentive Plan ("2007 Plan"), which was approved at the May 10, 2007 stockholders' meeting.

        Simultaneous with the 2007 bonus payments noted above, stock options for 10,000 shares were made in fiscal 2007 to each of Messrs. Salmon, Paschetag, Harkness and Dodd under the Restated Stock Option Plan. Option awards are granted at an exercise price equal to the closing price of TRC common stock on the date of grant. Up until January of 2006, stock options generally had ten-year terms and vested in equal one-third increments upon grant and the next two anniversaries of grant. As of January 2006, vesting was extended to three years with equal one-third vesting on the first, second and third anniversaries of grant.

Benefits

        Named Executive Officers are eligible to receive standard benefits such as medical, dental, disability and life insurance, and participation in our 401(k) plan. These benefits are provided on the same basis and at the same cost as all other full-time salaried employees.

Perquisites

        We offer certain Named Executive Officers limited perquisites that are designed to enhance business productivity and keep us competitive within the market. During fiscal year 2007, Messrs. Vincze, Paschetag, Harkness, Dodd and Belton received a monthly car allowance. Messrs. Salmon and Claussen were provided use of Company leased automobiles. The monthly allowance was $700 for Messrs. Vincze, Paschetag and Belton and $650 for Messrs. Harkness and Dodd. We also provided these executives with the use of a Company gas card.

        In fiscal year 2007, Messrs. Vincze and Belton were provided with a private club allowance of $10,000. This benefit was discontinued at the end of fiscal year 2007. The private club allowance was provided to assist Messrs. Vincze and Belton with their involvement in business and community matters, and, in particular, in social activities with other business and community leaders. The private club memberships also provided Messrs. Vincze and Belton with an opportunity to entertain customers and other persons with whom we have business relationships.

Employment Agreements

Christopher P. Vincze

        We entered into an employment agreement with Mr. Vincze on March 18, 2005 which was amended and restated on January 25, 2006 (the "Original Agreement") and on August 9, 2007 (the "Amended Agreement"). The Original Agreement governed Mr. Vincze's employment in fiscal year 2007 and is described in this CD&A and in the table under "Post Termination and Change of Control Payments". The Amended Agreement is also described in this section to identify where the current terms of Mr. Vincze's employment contract may differ from the Original Agreement.

Original Agreement

        On March 18, 2005, we entered into an Employment Agreement with Christopher P. Vincze, pursuant to which we employed him as Chief Operating Officer commencing on May 2, 2005 (the "Start Date"). On October 12, 2005, Mr. Vincze was elected to the Company's Board of Directors and appointed Chief Executive Officer and President effective January 1, 2006. Mr. Vincze's Employment Agreement was amended and restated to reflect his change in duties as of January 25, 2006. The Initial Term, as defined in the Original Agreement, would have expired on December 31, 2008.

        Mr. Vincze's starting base salary was set at $400,000 upon his appointment to Chief Executive Officer and President. Pursuant to the Original Agreement, he was eligible to receive annual bonuses and receive grants from the Company's Restated Stock Option Plan. Mr. Vincze had the right to participate in all present and future benefit programs generally made available to our executives. He was provided with an automobile allowance of no less than $700 per month, and reimbursement of business expenses including up to $10,000 per year to cover the cost of country club expenses.

        Under the Original Agreement, Mr. Vincze was paid an initial bonus of $50,000 on July 1, 2005 and received a bonus of $37,500 in February 2007. He was granted options with a ten-year term to purchase 60,000 shares of the Company's common stock at $13.82 per share, the closing price of the stock on the trading day immediately preceding his Start Date. Pursuant to the agreement, he was awarded 40,000 options on January 25, 2006 and 10,500 options on May 16, 2006 with the exercise price being the closing price of TRC common stock on the New York Stock Exchange on the date of grant. One-third of the options vested immediately and the remainder vested equally on the first and second anniversaries of the grant date. Under the January 25, 2006 amendment, Mr. Vincze was also entitled to the award of 15,000 shares of restricted stock, which could not be awarded until adoption of the 2007 Equity Incentive Plan which occurred in May 2007. Mr. Vincze was granted 20,000 shares of restricted stock in July of 2007 in connection with the amendment of his employment agreement at that time. That amount included the 15,000 shares which had not yet been issued.

        If we terminated Mr. Vincze's employment for any reason other than death, disability, or Cause (as defined in the Original Agreement), we would have paid Mr. Vincze a lump sum payment equal to the greater of (i) the compensation due to Mr. Vincze under the Original Agreement for the remainder of the Initial Term, but not exceeding 24 months or (ii) one year of base salary. In addition, we would have paid Mr. Vincze his accrued base salary, accrued but unused vacation, and pro-rated bonus (if any) through the date of such termination. During the period for which severance was paid, we would have also paid for all of the benefits Mr. Vincze is entitled to under the Agreement.

        If Mr. Vincze terminated the Agreement for Good Reason, we would have paid Mr. Vincze a lump sum payment equal to one times his base salary. In addition, we would have paid Mr. Vincze his accrued base salary, accrued but unused vacation, and prorated bonuses (if any) through the date of such termination. We would also have paid for all benefits Mr. Vincze is entitled to for a period of one year.

        If Mr. Vincze died or became permanently disabled, Mr. Vincze, his beneficiaries or estate would receive amounts paid under applicable insurance policies. If the amount was less than Mr. Vincze's Annual Base Salary (as defined in the Original Agreement), a payment to compensate for the difference would have been paid. In addition, Mr. Vincze, his beneficiaries or estate, as applicable, would have received a prorated bonus (if any) and any accrued but unused vacation.

        If Mr. Vincze was terminated for Cause (as defined in the Original Agreement) we would have paid Mr. Vincze his accrued base salary, accrued but unused vacation, all business expenses and his car allowance through the date of the termination.

        Under the Original Agreement, Mr. Vincze would be subject to non-solicitation provisions during any period in which he is receiving severance benefits.

Amended Agreement

        The Initial Term of the Amended Agreement is from July 1, 2007 to July 1, 2010. If Mr. Vincze remains employed by the Company after the expiration of the Initial Term, it is anticipated that he will continue his employment at-will upon terms and conditions generally available to executive management. Mr. Vincze retains the right to receive severance if he resigns for Good Reason (as defined in the Amended Agreement) or we terminate his employment without Cause (as defined in the Amended Agreement).

        The Amended Agreement adjusted Mr. Vincze's base salary from $400,000 to $465,000, effective July 1, 2007. He is eligible to receive annual bonuses and equity grants from the Company's 2007 Equity Incentive Plan. Mr. Vincze has the right to participate in all present and future benefit programs generally made available to our executives and will receive an automobile allowance of no less than $700 per month.

        Under the Amended Agreement, Mr. Vincze was granted 20,000 restricted shares. The shares vest in equal one-third increments, one-third vest immediately and the remainder vest equally on the first and second anniversaries of grant. The restricted shares vest upon Mr. Vincze's death or disability, upon a Change of Control (as defined in the Amended Agreement), or upon termination of employment by Mr. Vincze for Good Reason or by the Company without Cause.

        If we terminate Mr. Vincze's employment for any reason other than death, disability, or Cause (as defined in the Agreement) or if Mr. Vincze terminates employment for Good Reason, we will pay Mr. Vincze a lump sum payment equal to the greater of (i) the annual base salary for the remainder of the Initial Term or (ii) two times annual base salary. In addition, we will pay Mr. Vincze his accrued base salary, accrued but unused vacation, and pro-rated bonus (if any) through the date of such termination. During the period for which severance is paid, we will also pay for all of the benefits Mr. Vincze is entitled to under the Agreement. If continued coverage cannot be provided to Mr. Vincze (or in the case of his automobile allowance, at Mr. Vincze's election), a lump sum payment equal to the cost of such coverage will be made six months after termination.

        If Mr. Vincze dies, his beneficiaries or estate will receive from us an amount, if any, by which amounts paid under the applicable insurance policies, are less than Mr. Vincze's annual base salary under the Amended Agreement. In addition, Mr. Vincze, his beneficiaries or estate, as applicable, will receive a prorated portion of the bonuses described above and any accrued but unused vacation.

        If Mr. Vincze becomes Permanently Disabled, he will receive from us an amount, if any, by which amounts paid under the disability policy are less than the greater of i) the annual base salary for the remainder of the Initial Term or (ii) two times annual base salary. In addition, Mr. Vincze will receive a prorated portion of the bonuses described above and any accrued but unused vacation.

        If Mr. Vincze is terminated for Cause (as defined in the Amended Agreement), we will pay Mr. Vincze his accrued base salary, accrued but unused vacation, all business expenses and his car allowance through the date of the termination.

        Under the Amended Employment Agreement, Mr. Vincze is prohibited from competing with the Company during a one-year period following any termination of employment.

Timothy D. Belton

        On March 6, 2006, we entered into an Employment Agreement with Timothy D. Belton (the "Belton Agreement"). Pursuant to the Belton Agreement, Mr. Belton served as Chief Operating Officer and began his employment with the Company on March 27, 2006. Mr. Belton left the Company on May 18, 2007, and his termination was treated as a "without Cause" termination in which he received certain payments as defined in the Belton Agreement.

        Under the Belton Agreement, Mr. Belton's initial base salary was $300,000 per year. Mr. Belton was paid an initial bonus of $75,000, in three installments of $25,000 each, one on the date he commenced full-time employment, and one each on the 91st and 181st days thereafter. Mr. Belton was also paid a bonus of $150,000 on the anniversary of the date upon which he commenced full-time employment.

        Pursuant to the Belton Agreement, Mr. Belton received a lump sum payment equal to the following upon termination: one year of base salary; 12 months of automobile allowance; and an annual allowance for private club expenses. Mr. Belton also received a single payment for the cost of continued coverage under our benefit plans for a period of one year following the date of termination. Mr. Belton was entitled to earned but unpaid amounts including: base salary for services rendered prior to termination; automobile allowance through the month of termination; accrued but unused vacation and unreimbursed business expenses. Amounts paid to Mr. Belton are summarized in the subsection, "Post Termination and Change of Control Payments."

        The Belton Agreement contains confidentiality and non-solicitation provisions which are in effect for one year following a termination of employment.

John H. Claussen

        On March 30, 2007, Mr. Claussen retired from his position as Senior Vice President and became an on-call employee. He will serve in this capacity until September 30, 2008 and will be available to assist the Company in matters pertaining to his responsibilities prior to retirement. Per his on-call employee agreement with the Company, Mr. Claussen is paid an annual base salary of $250,000 and he remains eligible to participate in the Company's medical insurance and 401(k) plan during this period. Mr. Claussen's stock options continue to vest and his options will expire at the sooner of their original term or September 30, 2009. Upon Mr. Claussen's retirement, any accrued but unused vacation was paid to him and ownership of his leased vehicle was transferred to him.

Other Named Executive Officers

        In fiscal 1999, the Company adopted a Termination Policy for Key Persons which provides for certain termination benefits. In the event of a termination of employment within one year of a change of control (as defined), Mr. Salmon is entitled to receive a payment equal to one year's salary, other Named Executive Officers are entitled to a payment equal to six months' salary. Vesting of stock options for all Named Executive Officers accelerate in full upon a change of control as defined in the Company's equity incentive plans.

        Terminations of Named Executive Officers other than one pursuant to a change of control are handled on a case-by-case basis.

Summary of Compensation

        The narrative, table and footnotes below describe the total compensation paid for fiscal year 2007 to the "Named Executive Officers," who are Christopher Vincze (the Company's principal executive officer), Carl D. Paschetag, Jr. (the Company's principal financial officer), and the other three individuals who were serving as executive officers of the Company on June 30, 2007, the last day of the fiscal year. In addition, we are required to disclose the compensation of Mr. Timothy D. Belton and Mr. John Claussen who served in an executive officer role for a portion of fiscal year 2007 and would have otherwise been included in the tabular disclosure. The components of the total compensation reported in the Fiscal 2007 Summary Compensation Table are described below.

SUMMARY COMPENSATION TABLE

Name and Position	Salary ($)	Bonus ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)	Total ($)

Christopher P. Vincze Chairman of the Board and Chief Executive Officer	400,005	37,500	198,986	0	23,252	659,743

Michael C. Salmon President	309,402	75,000	47,983	0	15,185	447,570

Glenn E. Harkness Senior Vice President	290,253	25,000	49,687	0	28,230	393,170

Carl d. Paschetag, Jr. Senior Vice President and Chief Financial Officer	257,923	25,000	50,846	0	19,160	352,929

Martin H. Dodd Senior Vice President, General Counsel and Secretary	242,448	15,000	41,355	0	34,222	333,025

Timothy D. Belton(3) Former Senior Vice President and Chief Operating Officer	276,924	200,000	415,953	0	331,581	1,286,796

John H. Claussen(4) Former Senior Vice President	285,878	0	47,983	0	47,275	381,136

(1)
This column represents the dollar amounts recognized for financial reporting purposes with respect to the fiscal year in accordance with SFAS No. 123(R), "Share-Based Payment," and include awards granted in prior periods.

(2)
No amounts were paid under the Executive Management Bonus Program.

(3)
Mr. Belton left the Company May 18, 2007. Option awards include a $279,362 charge the Company was required to take in connection with the accelerated vesting of stock options. Mr. Belton's Employment Agreement provided for the accelerated vesting of unvested options upon a termination with the options expiring 90 days after termination. Of the 75,000 options granted to Mr. Belton, 15,700 were exercised in the 90-day period for a gross gain of approximately $20,000 with 59,300 expiring unexercised.

(4)
Mr. Claussen retired from his position as Senior Vice President on March 30, 2007. Per his agreement with the Company, Mr. Claussen became an on-call employee on March 30, 2007 and will serve in this capacity until September 30, 2008. As an on-call employee, Mr. Claussen is no longer an officer of the Company.

Amounts under All Other Compensation are comprised of the following:

OTHER COMPENSATION

Name	401(k) Employer Match ($)	Insurance Premiums ($)	Vacation Payout ($)(1)	Automobile ($)(2)	Private Club ($)(3)	Taxable Fringe ($)	Severance ($)		Total ($)

Christopher P. Vincze	3,231	687	0	8,400	10,000	934	0		23,252

Michael C. Salmon	7,649	873	0	6,663	0	0	0		15,185

Glenn E. Harkness	8,539	873	8,461	7,800	0	2,557	0		28,230

Carl d. Paschetag, Jr.	8,488	873	0	8,400	0	1,399	0		19,160

Martin H. Dodd	7,723	873	13,558	7,800	0	4,268	0		34,222

Timothy D. Belton(4)	11,208	803	11,937	7,700	10,000	52	610,943	(4)	652,643

John H. Claussen(5)	6,855	873	27,978	8,400	0	3,169	0	(5)	47,275

(1)
In accordance with a Company policy applicable to all full-time employees, Executive Officers receive an annual payment of unused vacation if more than six weeks have been accrued.

(2)
During fiscal year 2007, Messrs. Vincze, Paschetag, Harkness, Dodd and Belton received a monthly car allowance. Messrs. Salmon and Claussen were provided use of a Company leased vehicle.

(3)
Private club reimbursements were discontinued in fiscal 2007.

(4)
Severance amounts paid to Mr. Belton are described in more detail under the "Employment Agreements" section of the CD&A and under "Post Termination and Change of Control Payments."

(5)
Amounts paid to Mr. Claussen resulting from his retirement as Senior Vice President and pursuant to his on-call employee agreement with the Company are described in more detail under the "Employment Agreements" section of the CD&A and under "Post Termination and Change of Control Payments."

Grants of Plan Based Awards

        The following table presents non-equity and equity awards granted to the Named Executive Officers in fiscal year 2007 as well as the opportunities for each Executive Officer under the Company's Executive Management Bonus Program. As noted above to the extent there would have been payments under the Executive Management Bonus Program, they would have been made 50% in cash and 50% in restricted stock up to the target and 25% in cash and 75% in restricted stock above the target, except in the cases of Messrs. Vincze, Paschetag and Belton where payments above the target would have been made 100% in restricted stock. However, the Company did not meet threshold EBITDA performance in fiscal 2007, and no payments were made to the Named Executive Officers. Hence, none of the Estimated Possible Payouts were made.

GRANTS OF PLAN BASED AWARDS

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards
								All Other Awards Number of Securities Underlying Options (#)
										Grant Date Fair Value of Stock and Option Awards
									Exercise or Base Price of Option Awards ($/Sh)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Christopher P. Vincze	7/1/2006	28,000	140,000	140,000	28,000	140,000	350,000

Michael C. Salmon	7/1/2006	15,000	74,500	102,200	15,000	74,500	158,000	10,000	9.34	48,800

Glenn E. Harkness	1/12/2007							10,000	9.34	48,800
	7/1/2006	14,000	69,000	95,000	14,000	69,000	147,000

Carl D. Paschetag, Jr.	1/12/2007							10,000	9.34	48,800
	7/1/2006	11,000	56,000	56,000	11,000	56,000	140,000

Martin H. Dodd	1/12/2007							10,000	9.34	48,800
	7/1/2006	9,000	47,000	65,000	9,000	47,000	100,000

Timothy D. Belton	7/1/2006	15,000	75,000	75,000	15,000	75,000	188,000

Outstanding Equity Awards at Fiscal Year-End

        The following table presents information regarding outstanding equity awards held by our Named Executive Officers at fiscal year end, June 30, 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)

Christopher P. Vincze	40,000 13,333 3,500	20,000 26,667 7,000	13.82 9.92 10.50	5/2/2015 1/25/2016 5/16/2016

Michael C. Salmon	22,500 10,500 18,000 8,000 18,000 18,750 15,000 13,000 13,000 5,000	10,000	3.00 2.75 4.17 7.25 8.79 21.19 11.92 18.62 16.03 9.92	6/12/2008 10/22/2008 10/21/2009 6/16/2010 8/15/2010 9/19/2011 11/22/2012 11/7/2013 2/22/2015 1/25/2016

Glenn E. Harkness	7,500 15,000 15,000 2,000 15,000 11,250 7,500 10,000 5,000	10,000 10,000	3.00 2.75 4.17 7.25 8.79 21.19 11.92 16.03 9.92 9.34	6/12/2008 10/22/2008 1/21/2009 6/16/2010 8/15/2010 9/19/2011 11/22/2012 2/22/2015 1/25/2016 1/12/2017

Carl d. Paschetag, Jr.	8,333	16,667 10,000	9.95 9.34	2/6/2016 1/12/2017

Martin H. Dodd	1,000 4,000 4,500 3,000 5,000 5,000 5,000 5,000	10,000 10,000	7.25 9.92 21.19 11.92 21.19 18.62 16.03 9.92 9.34	6/16/2010 8/15/2010 9/19/2011 11/22/2012 9/19/2011 11/7/2013 2/22/2015 1/25/2016 1/12/2007

Timothy D. Belton	75,000		11.42	8/16/2007	(1)

John H. Claussen	4,225 22,500 2,250 10,000 22,500 18,750 15,000 13,000 13,000 5,000	10,000	3.00 2.75 4.17 7.25 8.70 21.19 11.92 18.62 16.03 9.92	6/12/2008 10/22/2008 9/30/2009 9/30/2009 9/30/2009 9/30/2009 9/30/2009 9/30/2009 9/30/2009 9/30/2009	(2) (2) (2) (2) (2) (2) (2) (2)

(1)
Per Mr. Belton's employment agreement, the option shares vested in full upon Mr. Belton's termination of employment on May 18, 2007 and were exercisable for 90 days thereafter. 15,700 of these were exercised during the 90-day period for gross proceeds of approximately $20,000 with 59,300 expiring unexercised.

(2)
Per Mr. Claussen's separation agreement with the Company, all options expire the sooner of the original expiration date or September 30, 2009.

Post-Termination and Change of Control Payments

        The following presents potential payments upon termination of employment pursuant to different termination events. The tables indicates what payments theoretically would have been made if a termination occurred on June 30, 2007. The closing price of TRC common stock on June 30, 2007 of $14.83 was used to calculate any equity-based payments. This section also provides values that were paid to Mr. Belton and Mr. Claussen upon their termination of employment with the Company.

Christopher P. Vincze

        The following presents payments that would have been made to Mr. Vincze upon certain termination events.

Potential Payments Upon Certain Termination Events

Payment Type	Not for Cause Termination	Good Reason	Voluntary or for Cause(1)	Death(2)	Disability(2)	Change-of-Control

Severance	600,000	400,000	0			400,000

Prorated Bonus(3)	0	0	0	0	0	0

Benefit Continuation	27,600	18,400	0	18,400	18,400	18,400

Accrued Vacation(4)

Restricted Stock Vesting(5)	0	0	0	0	0	0

Stock Option Vesting(6)	151,200	151,200				151,200

Total	778,800	569,600	0	18,400	18,400	569,600

(1)
While voluntary terminations are not specifically addressed in Mr. Vincze's employment contract, it is assumed that a resignation would be handled in the same manner as a for Cause termination.

(2)
Upon a termination by virtue of Mr. Vincze's death or disability, his estate would receive a payment equal to the difference between amounts received under applicable insurance benefits and one year's base salary.

(3)
In fiscal 2007, no payments were made under the 2007 Executive Management Bonus Program.

(4)
Amounts would depend on accrued vacation balance at time of termination.

(5)
No restricted stock was issued to Mr. Vincze in fiscal 2007.

(6)
Pursuant to Mr. Vincze's Employment Agreement, certain options vest in their entirety upon identified terminations, and pursuant to the Company's award agreements, all equity awards vest upon a change-of-control.

Other Named Executive Officers

        The following presents payments that would be made to our current Named Executive Officers other than Mr. Vincze for a termination following a change of control. Upon any other termination, Messrs. Salmon, Harkness, Paschetag and Dodd are entitled only to earned but unpaid compensation and accrued benefits such as base salary and vacation. Not-for-cause terminations by the Company after a change in control were determined using the Company's Termination Policy for Key Persons, however, amounts may be reduced or increased based on the Committee's discretion. Terminations of Named Executive Officers other than one pursuant to a change of control are handled on a case-by-case basis.

Potential Payments Upon a Change-of-Control

Name	Severance		Acceleration of Equity Awards(1)	Total

Michael C. Salmon	309,403	(2)	42,643	352,046

Glenn E. Harkness	147,126	(3)	84,749	231,875

Carl d. Paschetag, Jr.	130,000	(3)	114,910	244,910

Martin H. Dodd	122,200	(3)	84,749	206,949

(1)
All equity awards automatically accelerate in full upon a change-of-control as defined in the Company's equity incentive plans.

(2)
Mr. Salmon is entitled to receive a payment equal to one year's base salary.

(3)
Messrs. Harkness, Paschetag and Dodd are entitled to receive a payment equal to six months' base salary.

Timothy D. Belton

        Mr. Belton left the Company on May 18, 2007, and received certain payments as defined in the Belton Agreement. The following presents the payments made to Mr. Belton upon termination. A description of the Belton agreement and these payments are detailed under the "Employment Agreements" section of the Compensation Discussion and Analysis. See also footnote 3 on page 18 for a discussion of option acceleration.

Name	Base Salary	Car Allowance	Private Club	COBRA	Option Acceleration	Total

Timothy D. Belton	$300,000	$8,400	$10,000	$13,181	$279,362	$610,943

John H. Claussen

        On March 30, 2007, Mr. Claussen retired from his position as Senior Vice President and became an on-call employee. He will serve in this capacity until September 30, 2008. Upon his retirement, ownership of his leased automobile was transferred by the Company to Mr. Claussen which was valued at $8,255 at the time of the transfer. A description of Mr. Claussen's on-call employee agreement with the Company is detailed in the "Employment Agreements" section of the CD&A.

Director Compensation

        Each non-employee director receives an annual retainer of $35,000 payable at each director's election in cash or at their election in deferred common shares under the Directors' Deferred Compensation Plan. Directors may be granted stock options and restricted stock units from our equity incentive plans. Options granted to directors on May 10, 2007, have a seven-year term and vest in their entirety upon the next shareholders' meeting. The cash retainer and equity awards are prorated if a director is appointed to the Board during the fiscal year.

        Chairs of the Audit and Compensation Committees and Lead Director receive an additional retainer of $15,000, $8,000 and $10,000, respectively.

        Directors who are also employees of the Company or any of the Company's subsidiaries do not receive remuneration for serving as directors.

        The following table summarizes the compensation paid to each non-employee director for his Board and committee services during fiscal year 2007.

DIRECTOR COMPENSATION

Name	Fees Earned or or Paid in Cash ($)(1)	Option Awards ($)(2)	Total ($)

Edward G. Jepsen	50,000	34,000	84,000

J. Jeffrey McNealey	45,000	34,000	79,000

John M. F. MacDonald	35,000	34,000	69,000

Friedrich K. M. Bohm	35,000	34,000	69,000

Stephen M. Duff	35,000	34,000	69,000

Edward W. Large	43,000	34,000	77,000

Sherwood L. Boehlert(3)	17,500	25,500	43,000

F. Thomas Casey(4)	1,923		1,923

Robert W. Harvey(5)

(1)
At the director's election, the $35,000 annual retainer may be received currently in cash or deferred in cash or common stock under the Director's Deferred Compensation Plan.

(2)
In May of 2007, all directors then on the Board (except Mr. Boehlert) were granted options to purchase 10,000 shares of common stock. Because he joined the Board during fiscal 2007, Mr. Boehlert was granted options to purchase 7,500 shares. Options were valued at $3.40 per share under the Black-Sholes formula.

(3)
Mr. Boehlert joined the Board in January 2007.

(4)
Mr. Casey joined the Board in June 2007.

(5)
Mr. Harvey joined the Board in July 2007.

        The following table presents the stock option, restricted stock unit and deferred stock units held by our non-employee directors at fiscal year end, June 30, 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)

Sherwood L. Boehlert	—	7,500	9.89	5/11/2014

Friedrich K. M. Bohm	10,000 4,000 —	— 8,000 10,000	16.03 9.92 9.89	2/22/2015 1/25/2016 5/11/2014

F. Thomas Casey

Stephen M. Duff	4,000 —	8,000 10,000	11.07 9.89	2/28/2016 5/11/2014

Edward G. Jepsen	30,000 10,500 10,500 8,000 10,500 9,000 7,500 10,000 10,000 4,000 —	— — — — — — — — — 8,000 10,000	3.00 2.75 4.17 7.25 8.79 21.19 11.92 18.62 16.03 9.92 9.89	6/12/2008 10/22/2008 10/21/2009 6/16/2010 8/15/2010 9/19/2011 11/22/2012 11/7/2013 2/22/2015 1/25/2016 5/11/2014

Edward W. Large	8,000 10,500 9,000 7,500 10,000 10,000 4,000 —	— — — — — — 8,000 10,000	7.25 8.79 21.19 11.92 18.62 16.03 9.92 9.89	6/16/2010 8/15/2010 9/19/2011 11/22/2012 11/7/2013 2/22/2015 1/25/2016 5/11/2014

John M. F. MacDonald	5,625 7,500 10,000 10,000 4,000 —	— — — — 8,000 10,000	33.94 11.92 18.62 16.03 8.92 9.89	11/14/2011 11/22/2012 11/7/2013 2/22/2015 1/25/2016 5/11/2014

J. Jeffrey McNealey	10,500 10,500 8,000 10,500 9,000 7,500 10,000 10,000 6,666 —	— — — — — — — — 13,334 10,000	2.75 4.17 7.25 8.79 21.19 11.92 18.62 16.03 9.92 9.89	10/22/2008 10/21/2009 6/16/2010 8/15/2010 9/19/2011 11/22/2012 11/7/2013 2/22/2015 1/25/2016 5/11/2014

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities ("10% Stockholders"), to file reports of ownership and changes in ownership on Forms 3, 4, and 5 with the SEC and the New York Stock Exchange. Officers, directors and 10% Stockholders are required to furnish the Company with copies of all Forms 3, 4, and 5 they file. Based solely on the Company's review of the copies of such forms it has received, the Company believes all applicable transactions during the fiscal year ended June 30, 2007 of officers, directors and 10% stockholders have been disclosed. Stock acquisitions through option exercises by Mr. Large were reported in January 2007. Option grants to directors were reported in May and June 2007 and option grants to Messrs. Paschetag, Salmon, Harkness and Dodd were reported in August 2007.

Compensation Committee Interlocks and Insider Participation

        All members of the Compensation Committee during the fiscal year ended June 30, 2007 were independent directors, and none of them were our employees or former employees. During the fiscal year ended June 30, 2007, none of our executive officers served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officer(s) served on our Compensation Committee or Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        On March 6, 2006 the Company sold 2,162,162 shares of its common stock in a private placement. The sale resulted in $20,000,000 in gross proceeds to the Company which was primarily used to reduce debt and for general corporate purposes. 1,081,081 of those shares were purchased by Federal Partners, L.P. an affiliate of the Clark Estates. In addition, in that transaction Peter R. Kellogg purchased 381,081 shares with his wife and son purchasing 350,000 shares each. In conjunction with the transaction, the Company entered into a Registration Rights Agreement which provides for the payment of a penalty of $100,000 per month if the stock issued in the transaction was not registered by December 1, 2007. The Company was unable to register the stock by that date, but has entered into an arrangement to extend the date. Also, on July 19, 2006, the Company borrowed $5 million from Federal Partners pursuant to a three-year subordinated loan agreement. The loan bears interest at a fixed rate of 9% per annum. In addition, the Company issued to Federal Partners a ten-year warrant to purchase up to 66,000 shares of its common stock at an exercise price equal to $0.10 per share pursuant to a Warrant Agreement dated July 19, 2006.

AUDIT COMMITTEE REPORT

        The Audit Committee has adopted a Charter which sets out its organization, role and responsibilities.

        The Audit Committee has met with management and the Company's independent auditors and has reviewed and discussed the Company's audited financial statements as of and for the year ended June 30, 2007.

        Additionally, the Audit Committee has discussed with the Company's independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

        The Audit Committee has also received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standards Board, Standard No. 1, Independence Discussions with Audit Committees, as amended, and has discussed with the Company's independent auditors that firm's independence.

        Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended June 30, 2007 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee:

Edward G. Jepsen, Chairman F. Thomas Casey Edward W. Large John M. F. MacDonald J. Jeffrey McNealey

PROPOSAL 2

APPOINTMENT OF INDEPENDENT AUDITORS

        The Board of Directors, upon recommendation of the Audit Committee, has appointed the firm of Deloitte & Touche LLP to serve as the Company's independent auditors for the fiscal year ending June 30, 2008. Representatives of Deloitte & Touche LLP are expected to be present at the Shareholders Meeting. They will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions raised by shareholders.

        In accordance with its Charter, the Audit Committee has reviewed with Deloitte & Touche LLP whether the non-audit services provided by them are compatible with maintaining their independence. During fiscal 2007 and 2006, the Company retained Deloitte & Touche LLP to provide the following services in the following categories and amounts:

	Fiscal 2007 Fees	Fiscal 2006 Fees
Audit fees	2,398,000	$2,087,000
Audit related fees	—	—
Tax fees	—	—
All other fees	—	—

	2,398,000	$2,087,000

        The affirmative vote of a majority of shares present and entitled to vote at the Shareholders Meeting is required to approve this proposal. The Board is submitting the appointment of Deloitte & Touche LLP to shareholders for ratification. If the shareholders fail to ratify the appointment, the Board will reconsider whether or not to retain Deloitte & Touche LLP. If Deloitte & Touche LLP shall decline to act or otherwise become incapable of acting, or if its engagement is otherwise discontinued by the Board of Directors, then in any such case the Board of Directors will appoint other independent auditors whose employment for any period subsequent to this Shareholders Meeting will be subject to ratification by the shareholders at the next Shareholders Meeting.

        The Board of Directors unanimously recommends a vote "FOR" the ratification of the appointment of Deloitte & Touche LLP as independent auditors of the Company.

2008 SHAREHOLDER NOMINATIONS AND PROPOSALS

        The eligibility of shareholders to submit proposals, the proper subjects of the shareholder proposals and other issues governing shareholder proposals are regulated by the rules adopted under Section 14 of the Exchange Act. Shareholder proposals submitted pursuant to Rule 14a-8 under the Exchange for Act for inclusion in the Company's proxy materials for the 2007 Annual Meeting of Shareholders must be received by the Company at its principal executive offices at 21 Griffin Road North, Windsor, Connecticut 06095-1563, no later than September 18, 2008.

        Shareholders who wish to suggest nominees for election to the Board of Directors at the 2008 Annual Meeting should write, on or before September 18, 2008, to the Secretary of the Company at 21 Griffin Road North, Windsor, Connecticut 06095-1563, stating in detail the qualifications of such persons for consideration by the Nominating and Corporate Governance Committee of the Board of Directors.

        Shareholders may communicate with the Board or any of the directors by sending written communications addressed to the Board or any of the directors to: TRC Companies at 21 Griffin Road North, Windsor, Connecticut 06095-1563, Attention: Corporate Secretary. All communications other than those determined in good faith by the corporate secretary to be frivolous are compiled by the Corporate Secretary and forwarded to the Board of Directors or the individual director(s) accordingly.

OTHER BUSINESS

        As of the date of this Proxy Statement, the Board of Directors knows of no other matters that may be brought before the meeting. However, if any other matters do properly come before the meeting, the persons named in the enclosed proxy will vote upon them in their discretion and in accordance with their best judgment.

        A copy of the Company's Annual Report on Form 10-K, filed with the Securities and Exchange Commission, Washington, D.C., is available to shareholders without charge upon request. Address requests to: TRC Companies, Inc., 21 Griffin Road North, Windsor, CT 06095-1563, Attention: Investor Relations.

        The cost of preparing and mailing the Notice of Shareholders' Meeting, Proxy Statement and Form of Proxy will be paid by the Company. The Company will request banks, brokers, fiduciaries and similar persons to forward copies of such material to beneficial owners of the Company's Common Stock in a timely manner and to request authority for execution of proxies, and the Company will reimburse such persons and institutions for their out-of-pocket expenses incurred in connection therewith. To the extent necessary in order to assure sufficient representation, officers and regular employees of the Company may solicit the return of the proxies by telephone, personal communication or other methods. The extent of this solicitation by personal contact will depend upon the response to the initial solicitation by mail. It is anticipated that the costs of solicitation, if undertaken, will not exceed $1,000.

By Order of the Board of Directors

Martin H. Dodd Senior Vice President, General Counsel and Secretary
Dated at Windsor, Connecticut January 22, 2008

SOLICITED BY THE BOARD OF DIRECTORS OF

TRC COMPANIES, INC.

PROXY

        I (We) hereby appoint Christopher P. Vincze and Martin H. Dodd and each of them as proxies with power of substitution and revocation to vote all my (our) shares of Common Stock in TRC Companies, Inc., at the Annual Meeting of Shareholders to be held February 21, 2008 at 2:00 p.m., at the Company's offices at 21 Griffin Road North, Windsor, Connecticut 06095 and at any adjournments thereof: (Please place mark in one box only.)

The Board of Directors recommends a vote FOR the following proposals:

ITEM 1 - Election of eight (8) nominees for directors.

For ☐	Withhold ☐	Sherwood L. Boehlert, Friedrich K. M. Bohm, F. Thomas Casey, Stephen M. Duff, Robert W. Harvey, Edward W. Large, J. Jeffrey McNealey and Christopher P. Vincze.
To withhold authority to vote for any individual nominee, write that nominee's name on the line provided below.

ITEM 2 -  The ratification of the appointment of Deloitte & Touche LLP as independent auditors to audit the Company's financial statements for the fiscal year ending June 30, 2008.

☐ For	☐ Against	☐ Abstain

The Proxies named above will, in their sole discretion, vote upon such other matters as may properly come before the meeting and any adjournments thereof.

THIS PROXY WILL BE VOTED AS SPECIFIED ABOVE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE 8 NOMINEES FOR DIRECTOR AND FOR ITEM 2.

Dated	, 2008

Signature(s)

        Please sign exactly as your name or names appear on this Proxy. Joint owners should each sign. Attorneys, executors, administrators, trustees or guardians should so indicate when signing.

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NOTICE OF SHAREHOLDERS' MEETING TO BE HELD FEBRUARY 21, 2008
PROXY STATEMENT
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